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                                                                       Exhibit 2

NRG Energy, Inc (Ticker: NRG, exchange,: New York Stock Exchange) News Release - 3/26/02
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NRG ENERGY ANNOUNCES LOSS FOR FIRST TWO MONTHS OF 2002

MINNEAPOLIS, Mar 26, 2002 (BUSINESS WIRE) - NRG Energy, Inc. (NYSE:NRG) today said it recorded a loss of $29 million, or approximately 14.5 cents per share, for the first two months of 2002.

This includes a $12.3 million loss resulting from the mark-to-market of derivative transactions in accordance with SFAS-133.

NRG said that this loss is due primarily to four factors: lower demand for power due to the mild weather experienced in the Northeast and South Central regions of the United States; merchant power prices that were significantly below prices of the last several years; increased financing costs associated with acquisitions made in the past few months; and increased financing costs associated with the company's desire to provide added liquidity at the request of rating agencies.

NRG plans to discuss these results during its first quarter earnings conference call, tentatively scheduled for April 24, 2002.

NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

Certain statements in the news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Although NRG believes its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the business or investment considerations disclosed from time to time in NRG's Securities and Exchange Commission filings. For more information, review NRG's filings with the Securities and Exchange Commission.

CONTACT:            NRG Energy, Inc., Minneapolis
                    Media Relations:
                    Lesa Bader, 612/373-6992
                    or
                    Investor Relations:
                    Rick Huckle, 612/313-8900